Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 20, 2017

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1.89 PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

HAMPSTEAD, MARYLAND (October 20, 2017) – Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank (collectively the “Bank”), announced that net income for the nine months ended September 30, 2017 was $3,132,902, or $1.89 per common share, compared to $2,893,028, or $1.75 per common share, for the same period in 2016. Net interest income for the nine months ended September 30, 2017 was $707,182 higher than the same period in the prior year due to a $38,061,801 increase in average interest earning assets, offset by a decline in the net yield on interest earning assets to 3.95% in 2017 from 4.12% in 2016. The net yield continues to decline as deposit rates have begun to rise and loan pricing remains flat as a result of intense competition and the flattening yield curve. The provision for loan losses increased $350,000 for the nine months ended September 30, 2017 when compared to the same period in 2016 due to a larger loan portfolio and one delinquent loan that was identified as impaired.

Noninterest expense was $542,981 higher in the nine months ended September 30, 2017 when compared to the same period last year. The primary reasons for the increase were higher compensation and benefit costs as a result of several new positions and normal salary increases, higher legal and professional costs due to the SEC registration process and the implementation of the new dividend reinvestment plan as well as collection costs, and expenses of the captive insurance subsidiary. Income taxes declined by $420,498 during the nine months ended September 30, 2017 when compared to the same period of 2016 due to higher tax exempt revenue.

The Bank’s return on average equity during the nine months ended September 30, 2017 was 10.29% compared to 10.19% during the same period in 2016. The Bank’s return on average assets was 1.06% for the nine months ended September 30, 2017 compared to 1.08% for the same period of 2016.

Net income for the three months ended September 30, 2017 was $1,014,456, or $0.61 per common share, compared to $1,040,372, or $0.63 per common share, for the same period in 2016.

Total assets of $398 million at September 30, 2017 increased from $380 million at December 31, 2016. Loans increased to $320 million at September 30, 2017 compared to $295 million at December 31, 2016, an increase of 8%. Deposits increased to $314 million at September 30, 2017 compared to $303 million at December 31, 2016. The book value of the common stock of Farmers and Merchants Bancshares, Inc. was $25.14 per share at September 30, 2017, compared to $23.55 per share at December 31, 2016.

James R. Bosley, Jr., President and CEO, commented “We are very pleased with the growth of our loan portfolio in 2017 – an annualized rate of 11.1%. This growth continues to fuel very strong core earnings and we are on pace to have one of the most profitable years in Bank history despite continuing pressure on our interest margin and higher overhead costs.”

Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating 98 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with six additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Shares of the Farmers and Merchants Bancshares, Inc. common stock are traded through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets

Cash and due from banks	$10,984,438	$12,334,358
Federal funds sold and other interest-bearing deposits	992,209	978,557
Cash and cash equivalents	11,976,647	13,312,915
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	30,154,317	34,385,939
Securities held to maturity	18,758,541	17,987,628
Federal Home Loan Bank stock, at cost	1,021,100	778,300
Mortgage loans held for sale	833,900	884,500
Loans, less allowance for loan losses of $2,716,514 and $2,363,086	319,849,043	295,286,572
Premises and equipment	5,227,031	5,449,678
Accrued interest receivable	923,035	956,963
Deferred income taxes	962,231	1,029,019
Other real estate owned	414,000	414,000
Bank owned life insurance	6,850,343	6,721,003
Other assets	885,715	2,524,842
	$397,955,903	$379,831,359

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$59,642,920	$62,791,835
Interest-bearing	254,426,818	239,923,301
Total deposits	314,069,738	302,715,136
Securities sold under repurchase agreements	23,562,409	27,226,159
Federal Home Loan Bank of Atlanta advances	16,000,000	9,000,000
Accrued interest payable	189,214	141,903
Other liabilities	2,386,894	1,735,884
	356,208,255	340,819,082
Stockholders' equity
Common stock, par value $.01 per share,
authorized 5,000,000 shares; issued and outstanding
1,660,703 shares in 2017 and 1,656,390 in 2016	16,607	16,564
Additional paid-in capital	26,675,679	26,562,919
Retained earnings	15,233,137	12,713,099
Accumulated other comprehensive income	(177,775)	(280,305)
	41,747,648	39,012,277
	$397,955,903	$379,831,359

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Interest income
Loans, including fees	$3,863,788	$3,524,587	$11,245,018	$10,373,255
Investment securities - taxable	189,096	188,818	558,648	577,960
Investment securities - tax exempt	152,519	129,865	454,626	359,787
Federal funds sold and other interest earning assets	26,614	13,296	72,097	48,304
Total interest income	4,232,017	3,856,566	12,330,389	11,359,306

Interest expense
Deposits	357,200	280,173	1,000,884	805,722
Securities sold under repurchase agreements	37,208	35,791	121,495	96,690
Federal Home Loan Bank advances and other borrowings	48,397	24,135	118,757	74,823
Total interest expense	442,805	340,099	1,241,136	977,235
Net interest income	3,789,212	3,516,467	11,089,253	10,382,071

Provision for loan losses	225,000	-	350,000	-

Net interest income after provision for loan losses	3,564,212	3,516,467	10,739,253	10,382,071

Noninterest income
Service charges on deposit accounts	172,107	191,999	525,107	563,061
Mortgage banking income	76,916	185,806	185,649	347,943
Bank owned life insurance income	43,096	46,182	129,340	134,726
Gain on sale of loans	-	-	217,563	-
Other fees and commissions	20,873	24,461	80,115	86,869
Total noninterest income	312,992	448,448	1,137,774	1,132,599

Noninterest expense
Salaries	1,278,741	1,150,391	3,670,613	3,362,672
Employee benefits	317,231	290,996	996,398	925,670
Occupancy	152,157	155,945	503,578	486,552
Furniture and equipment	156,700	169,207	491,356	474,810
Other	594,879	586,066	1,916,018	1,785,278
Total noninterest expense	2,499,708	2,352,605	7,577,963	7,034,982

Income before income taxes	1,377,496	1,612,310	4,299,064	4,479,688
Income taxes	363,040	571,938	1,166,162	1,586,660
Net income	$1,014,456	$1,040,372	$3,132,902	$2,893,028

Earnings per share - basic and diluted	$0.61	$0.63	$1.89	$1.75